Exhibit 10.71

[EXECUTION VERSION]

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of December 28, 2023 (the “Closing Date”), is entered into among Akerna Canada Ample Exchange Inc., a Corporation incorporated under the laws of Ontario (the “Vendor”), AKERNA CORP., a corporation incorporated under the laws of the State of Delaware (the “Parent”), WILCOMPUTE SYSTEMS GROUP INC., a Corporation incorporated under the laws of Ontario (the “Purchaser”).

WHEREAS the Vendor owns all of the Shares (as defined below) in the capital of Ample Organics Inc., a Corporation incorporated under the laws of Ontario (the “Corporation”);

AND WHEREAS the Vendor wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Vendor, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Capitalized terms that are not defined herein shall have the meanings specified or set forth in Schedule A.

ARTICLE 2
PURCHASE AND SALE

2.1	Purchase and Sale

Subject to the terms and conditions set forth herein, at the Closing, the Vendor shall sell to the Purchaser, and the Purchaser shall purchase from the Vendor, all of the Vendor’s rights, title and interest in and to the Shares, free and clear of all Encumbrances (other than restrictions on transfer of securities under Applicable Securities Laws and in the Constating Documents of the Corporation).

2.2	Satisfaction of Purchase Price

(a)	Not less than three (3) Business Days prior to the Closing Date, the Vendor shall have prepared and made available to Purchaser a statement (the “Estimated Closing Statement”) that sets forth the Vendor’s good faith determination of the Estimated Cash Consideration as of Closing, including the Vendor’s good faith estimates of the Corporation’s Working Capital (“Estimated Working Capital”), Indebtedness (“Estimated Indebtedness”) and Transaction Expenses (“Estimated Transaction Expenses”), in each case in reasonable detail together with all supporting documentation required to support the calculations contained in the Estimated Closing Statement. The Estimated Closing Statement shall be prepared in accordance with United States Generally Accepted Accounting Principles (‘U.S. GAAP”).

In consideration for the sale of the Shares pursuant to Section 2.1, subject to the terms of this Agreement (including Section 2.4 and Article 9, as applicable), the aggregate purchase price payable by the Purchaser to the Vendor shall be equal to, and shall be satisfied by the Purchaser, as follows (collectively, the “Purchase Price”): at the Closing, the Purchaser shall pay to the Vendor the Estimated Cash Consideration.

(b)	Notwithstanding anything to the contrary in this Agreement, all amounts required to be paid by the Purchaser to the Vendor shall be paid in United States Dollars.

2.3	Payment of Indebtedness and Transaction Expenses

At the Closing, the Purchaser shall, on behalf of the Corporation, pay from the Estimated Cash Consideration, the Estimated Indebtedness and Estimated Transaction Expenses, if any, identified on the Estimated Closing Statement (which Estimated Indebtedness and Estimated Transaction Expenses shall, for the avoidance of doubt, be taken into account in determining the Estimated Cash Consideration) to the extent not paid by the Corporation prior to the Closing, to the account or accounts specified in payoff letter(s) with respect to such Estimated Indebtedness or Estimated Transaction Expenses, as applicable, in form and substance reasonably satisfactory to the Purchaser.

2.4	Post-Closing Adjustment

(a)	Within one-hundred twenty (120) days after the Closing Date, the Purchaser shall prepare (in accordance with US GAAP) and cause to be delivered to the Vendor a written statement (the “Final Closing Statement”) setting forth, in reasonable detail, the Purchaser’s good faith calculations of the Closing Working Capital, Indebtedness and Transaction Expenses and also setting forth the Purchaser’s good faith calculation of the Final Cash Consideration based on the foregoing, together with all supporting documentation required to support the calculations contained in the Final Closing Statement.

(b)	If the Estimated Cash Consideration is greater than the Final Cash Consideration (as finally determined in accordance with this Section 2.4), then the Vendor shall pay the amount of such excess to the Purchaser (a “Post-Closing Reduction Amount”) by way of wire transfer to an account designated by the Purchaser. If the Estimated Cash Consideration is equal to the Final Cash Consideration (as finally determined in accordance with this Section 2.4), there shall be no adjustment made to the Final Cash Consideration or otherwise pursuant to this Section 2.4). If the Estimated Cash Consideration is less than the Final Cash Consideration (as finally determined in accordance with this Section 2.4), then the Purchaser shall pay the amount of such difference to the Vendor (a “Post-Closing Increase Amount”). The parties agree however that any increase or decrease in the Final Cash Consideration attributable solely to an increase or decrease in Closing Working Capital shall not exceed $106,500. The parties agree to treat any Post-Closing Reduction Amount or any Post-Closing Increase Amount as an adjustment to the Final Cash Consideration unless otherwise required by applicable Law. Any payments or receipts made pursuant to this Section 2.4 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

(c)	After receipt of the Final Closing Statement, the Vendor shall have thirty (30) days (the “Review Period”) to review the Final Closing Statement. During the Review Period, the Vendor and its accountant shall have reasonable access upon reasonable prior written notice during normal business hours to the personnel and Representatives of the Purchaser involved in the preparation of the Final Closing Statement, and any documents, schedules or working papers used by them in the preparation of the Final Closing Statement.

(d)	On or before the last day of the Review Period, the Vendor may object to the Final Closing Statement by delivering to the Purchaser a notice in writing setting forth the Vendor’s objections in reasonable detail, indicating each disputed item or amount and the basis for each such objection thereto (the “Objection Notice”). If the Vendor fails to deliver the Objection Notice within the Review Period, the Purchaser’s Final Closing Statement shall be deemed to have been accepted by the Vendor and shall be final and binding and used in computing the Post-Closing Reduction Amount or Post-Closing Increase Amount, as applicable.

(e)	If the Purchaser and the Vendor are unable to resolve any Objection Notice within thirty (30) days after delivery of the Objection Notice, then the Purchaser and the Vendor shall follow the dispute resolution procedure set forth at Schedule B.

2.5	Closing

Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held virtually on the Closing Date by exchanging copies of all documents required to be delivered by the parties under this Agreement by email, or in such other manner as the Vendor and the Purchaser may mutually agree upon in writing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING THE CORPORATION

Except as set forth in the Disclosure Schedules, the Vendor represents and warrants to the Purchaser that the statements contained in this Article 3 are true and correct as of the date hereof.

3.1	Corporate Status and Extra-Provincial Registration of the Corporation

The Corporation is a corporation incorporated under the Laws of Ontario and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution or, to the Corporation’s Knowledge, the bankruptcy, insolvency, liquidation or winding up of the Corporation. The Corporation has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. The Corporation has the corporate power and capacity to own, operate or lease the properties and Assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.1 of the Disclosure Schedules sets forth each jurisdiction in which the Corporation is licensed or registered to carry on business, and the Corporation is duly licensed or registered to carry on business and has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or registration necessary. All corporate actions taken by the Corporation in connection with this Agreement and the other Transaction Documents will be duly authorized on or before the Closing.

3.2	Capitalization

(a)	The authorized capital of the Corporation consists of an unlimited number of Common Shares of which 37,447,622 Common Shares are issued and outstanding, an unlimited number of Class A-1 Preferred Shares, of which 3,000,000 shares are issued and outstanding, an unlimited number of Class A-2 Preferred Shares, of which 777,637 shares are issued and outstanding and an unlimited number of Class A-3 Preferred Shares, of which 503,762 shares are issued and outstanding. The Shares constitute the only Outstanding Securities which are issued and outstanding. All of the Outstanding Securities have been duly authorized, are validly issued, fully paid and non-assessable.

(b)	There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any shares in the capital of the Corporation or obligating the Corporation to issue or sell any shares of, or any other interest in, the Corporation. The Corporation does not have outstanding or authorized any share appreciation, phantom share, profit participation, equity compensation plans or similar rights. There are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements or other shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(c)	Except as set forth on Section 3.2(c) of the Disclosure Schedules, the Corporation does not own, or have any interest in any shares or have securities, or another ownership interest, in any other Person.

3.3	No Conflicts; Consents

The execution, delivery and performance by the Corporation of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Constating Documents of the Corporation; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Corporation; (c) conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Corporation is a party; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any Assets of the Corporation. Except as set forth in 3.3 of the Disclosure Schedules, no consent, approval, waiver or authorization is required to be obtained by the Corporation from any Person (including any Governmental Authority) in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby.

3.4	Financial Statements

Complete copies of the Financial Statements have been delivered to the Purchaser. The Financial Statements have been prepared in accordance with US GAAP in all material respects applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Corporation, and fairly present in all material respects the financial condition of the Corporation as of the respective dates they were prepared and the results of the operations of the Corporation for the periods indicated. The Corporation maintains a standard system of accounting. The Company has never had any audited financial statements.

3.5	Undisclosed Liabilities

The Corporation has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise in accordance with IFRS (collectively, the “Liabilities”), except: (a) those that are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; (b) those that have been incurred in the Ordinary Course consistent with past practice since the Balance Sheet Date and that are not, individually or in the aggregate, material in amount.

3.6	Absence of Certain Changes, Events and Conditions

Since the Balance Sheet Date, and other than in the Ordinary Course consistent with past practice and except as disclosed herein, there has not been, with respect to the Corporation, any Material Events.

3.7	Material Contracts

(a)	Section 3.7(a) of the Disclosure Schedules lists all Material Contracts of the Corporation.

(b)	Each Material Contract is valid and binding on the Corporation in accordance with its terms and is in full force and effect. None of the Corporation or, to the Corporation’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. To the Corporation’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Purchaser.

3.8	Customers

Section 3.8 of the Disclosure Schedules sets forth the customers of the Corporation in the current fiscal year and in the past fiscal year who paid aggregate consideration to the Corporation more than $30,000 in any such year for goods or services rendered by the Corporation. Except as set forth in Section 3.8 of the Disclosure Schedules, the Corporation has not received any notice, and has no reason to believe, that any such customers have ceased, or intend to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Corporation.

3.9	Suppliers

Section 3.9 of the Disclosure Schedules sets forth suppliers of the Corporation in the current fiscal year and the past fiscal year to whom the Corporation has paid more than $10,000 in any such year for goods or services purchased by the Corporation.

3.10	Leases

The Corporation has good and marketable title to all personal property and all Assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than Assets sold or otherwise disposed of in the Ordinary Course consistent with past practice since the Balance Sheet Date. All personal property and Assets owned by the Corporation are free from all Encumbrances except for Permitted Encumbrances. The Corporation does not own or hold registered or beneficial fee simple, freehold or leasehold title to any real property and is not subject or party to any agreement or option to own freehold title to any real property or any interest in real property.

3.11	Intellectual Property

(a)	Section 3.11(a) of the Disclosure Schedules lists all Intellectual Property that is owned by, or licensed to, the Corporation and material to the Corporation’s business or operations (the “Corporate IP”). The Corporation owns or has adequate, valid and enforceable rights to use all Corporate IP, free and clear of all Encumbrances except for Permitted Encumbrances. The Corporation is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Corporate IP or restricting the licensing thereof to any Person. With respect to the registered Corporate IP listed in Section 3.11(a) of the Disclosure Schedules:

(i)	all such Corporate IP is valid, subsisting and in full force and effect; and

(ii)	the Corporation has paid all maintenance fees and made all filings required to maintain the Corporation’s ownership thereof.

For all such registered Corporate IP, Section 3.11(a) of the Disclosure Schedules lists (A) the jurisdiction where the application or registration is located; (B) the application or registration number; and (C) the application or registration date.

(b)	To the Corporation’s Knowledge (without having conducted a patent search), the Corporation’s prior and current use of the Corporate IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any Person and there are no claims pending or threatened by any Person with respect to ownership, validity, enforceability, effectiveness or use of the Corporate IP. To the Corporation’s Knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any of the Corporate IP, and neither the Corporation nor any Affiliate of the Corporation has made or asserted any claim, demand or notice against any Person alleging any such infringement, misappropriation, dilution or other violation.

(c)	There are no pending, threatened in writing to the Corporation or, to the Corporation’s Knowledge, otherwise threatened claims against the Corporation alleging that any of the operation of the Business or any activity by the Corporation infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party IP Assets”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP Assets or that any of the Corporation’s ownership or rights to any of the Corporate IP are invalid or unenforceable.

(d)	All former and current employees, consultants and contractors of the Corporation have executed written instruments with the Corporation that waive their respective moral rights in and to any Corporate IP owned or purported to be owned by the Corporation in favour of the Corporation and its successors and assigns, and that assign to the Corporation all rights, title and interest in and to any and all inventions, improvements, ideas, discoveries, developments, writings, works of authorship, know-how, processes, methods, technology, data and information relating to the Business and Intellectual Property relating thereto.

(e)	To the extent the Corporation uses any “open source” or “copyleft” Software or is a party to “open” or “public source,” community Source Code, or similar licenses: (i) to the Corporation’s Knowledge, the Corporation is in compliance with the terms of any such licenses; (ii) Subsection 3.11(e) of the Disclosure Schedule provides a non-exhaustive list of such licenses; and (iii) to the Corporation’s Knowledge, the Corporation is not required under any such license to: (A) make or permit any disclosure or to make available any Source Code for its (or any of its licensors’) proprietary Software; or (B) distribute or make available any of the Corporation’s proprietary Software or intellectual property (or to permit any such distribution or availability).

(f)	The Corporation is in actual possession of, and have exclusive control over, both the executable object code versions and Source Code for all Software included in the Corporate IP. The Corporation has not disclosed any Source Code for any Software included in the Corporate IP other than pursuant to any third party Source Code escrow arrangements or to third parties subject to confidentiality obligations. The Corporation has not deposited and has no obligation to deposit any such Source Code into any third-party escrow account.

(g)	The Corporation is not a party to any Contract that requires the Corporation to perform any software engineering, development, consulting, and/or integration services for a Person that requires such Corporation to assign ownership of any Intellectual Property to any Person.

(h)	The Source Code for all Software included in the Corporate IP has been documented in a commercially reasonable manner. No customer, licensee or sublicensee of the Corporation has brought any written complaint, claim, demand, charge, suit, action or proceeding against the Corporation asserting that the Corporate IP (or any component thereof) has experienced, suffered, caused or produced any material damage to any computer system, and to the Corporation’s Knowledge, there is no basis for any such complaint, claim, demand, charge, suit, action or proceeding. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any Source Code for any Software included in the Corporate IP.

3.12	Personal Information; CASL; Information Security; Business Systems

(a)	Except as set forth in Section 3.12(a) of the Disclosure Schedules, the Corporation does not engage and has not engaged in and have not engaged others to engage in, and there have been no and there are no pending, threatened in writing to the Corporation or, to the Corporation’s Knowledge, otherwise threatened claims against the Corporation alleging that the Corporation has engaged or does engage in or has engaged others to engage in, the collection or extraction of data or information from a third party computer system, website or service through manual or automated technical means that exceed authorized access, including those methods commonly referred to as “web scraping” or “data scraping”.

(b)	Except as set forth in Section 3.12(b) of the Disclosure Schedules:

(i)	the Corporation has implemented all necessary policies and practices to comply with CASL, and is and has at all times been in material compliance with same;

(ii)	the Corporation has maintained sufficient documentation to evidence its compliance with CASL;

(iii)	the Corporation has implemented all necessary policies and practices to comply with Privacy Requirements, and is and has at all times been in material compliance with same; and

(iv)	the Corporation has maintained sufficient documentation to evidence its compliance with Privacy Laws.

(c)	Except as set forth in Section 3.12(c) of the Disclosure Schedules:

(i)	(A) the Corporation has reasonable security measures in place designed to safeguard all Business Data from loss, theft or unauthorized access, use, disclosure, modification or destruction; (B) the Corporation has reasonable hardware, Software, systems, policies and procedures in place, designed to protect the privacy, security and confidentiality of all Business Data in accordance with the Privacy Requirements, to the extent applicable, and the Corporation’s other contractual obligations; (C) the Corporation has not suffered any Security Incident; (D) there is no complaint or claim currently pending against the Corporation by any person with respect to the Corporation’s compliance with CASL or Privacy Requirements; and (E) any past complaint or claim against the Corporation by any Person with respect to the Corporation’s compliance with CASL or Privacy Requirements, including any investigations or inquiries by any Person or any Governmental Authority in relation thereto, have been concluded, dismissed, resolved or remedied, and the Corporation has taken necessary steps to prevent similar complaints or claims against the Corporation in the future; and

(ii)	the Corporation contractually obligates, and at all times has contractually obligated, all third party service providers, vendors, suppliers, or other third parties processing Business Data, in each case on behalf of the Company to (A) if the Business Data involves Personal Information, comply with applicable Privacy Requirements; and (B) establish reasonable measures to protect and secure Business Data from loss, theft, unauthorized access, use, modification, disclosure or other misuse or a Security Incident. To the knowledge of the Corporation, none of the Corporation’s third party service providers, vendors, suppliers, or other third parties processing Business Data in each case on behalf of the Corporation, have (C) suffered any Security Incident; or (D) materially breached or violated Privacy Requirements or any obligations as set out in the agreements with the Corporation.

(d)	None of the Corporation, any of its agents, data processors or designees, has transferred Personal Information from one country to another country.

(e)	All Business Systems are generally adequate for the operation of such Business as currently conducted. The consummation of the transactions contemplated by this Agreement, by itself, will not impair or interrupt in any material respect: (i) the access to and use of, or its right to access and use, the Business Systems or third-party data used in connection with the business as currently conducted; and (ii) to the extent applicable, the Corporation’s customers’ access to and use of the Business Systems. The Corporation conducts and has conducted periodic security assessments and vulnerability testing of the Business Systems and have remediated any material vulnerability or deficiency identified by the same.

(f)	To the Corporation’s Knowledge, the Business Systems are free of: (i) any critical defects, including without limitation any critical error or critical omission in the processing of any transactions; and (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such information technology systems, computers or data or other software of users (“Contaminants”). The Corporation takes and has taken reasonable steps, and implements and has implemented reasonable procedures, intended to ensure that Business Systems are free from Contaminants, and will, consistent with industry standard, past practice, continue to take, steps and implement procedures to ensure, so far as reasonably possible, that such Business Systems are free from any Contaminants until the Closing Date.

(g)	The Corporation has in place appropriate back-up systems (including electrical power, telecommunications, heating, ventilating, air conditioning and water systems) and business continuity and disaster recovery plans, procedures and facilities necessary to ensure the continuing availability of the functionality provided by the Business Systems in the event of any malfunction or other form of unscheduled unavailability affecting the Business Systems. To the Corporation’s Knowledge, there have been no significant failures, unauthorized intrusions or breaches of the security of any Business Systems that could (i) significantly disrupt or adversely affect the material functionality or integrity of the Business Systems or the operation of the Business; or (ii) enable or assist any Persons to access, without authorization, any Business Systems to maliciously disable or disrupt such Business Systems, in whole or in part, or erase any Business Data.

(h)	The Corporation maintains, and will continue to maintain until the Closing, cybersecurity insurance coverage containing industry standard policy terms and limits that are commercially reasonable and appropriate to (i) comply with any Privacy Requirements relating to insurance coverage applicable to the Corporation; and (ii) reasonably respond to the risk of liability stemming from or relating to any Security Incidents that may adversely impact the operation of the Business or the Business Systems.

(i)	The execution, delivery and performance of this Agreement and the consummation of the contemplated transactions, including any transfer of the Business Data resulting from such transactions, will not violate the Privacy Requirements, to the extent applicable, as it currently exists or as it existed at any time during which any Business Data was collected or obtained by or on behalf of the Corporation. There is no requirement under the Privacy Requirements to obtain any consent, approval or waiver of any Person in connection with the due diligence investigation, negotiation, preparation, execution and performance of this Agreement and the transactions contemplated by it except for the consents, approvals and waivers obtained prior to the date of this Agreement. Upon the Closing, Purchaser will continue to have the right to use such Business Data on identical terms and conditions as the Corporation enjoyed immediately before the Closing.

3.13	Accounts Receivable

The Accounts Receivable reflected on the Balance Sheet and the Accounts Receivable arising after the date thereof: (a) have arisen from bona fide transactions entered into by the Corporation involving the rendering of services in the Ordinary Course consistent with past practice; and (b) constitute only valid, undisputed claims of the Corporation not subject to claims of set-off or other defences or counter-claims other than normal cash discounts accrued in the Ordinary Course, which in the aggregate do not exceed $10,000; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Corporation, are collectible in full. The reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Corporation have been consistently applied, subject to normal year- end adjustments and the absence of disclosures normally made in footnotes.

3.14	Insurance

Section 3.14 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workplace safety and insurance, workers compensation, vehicle, director’s and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Corporation or the Vendor or an Affiliate of the Corporation or the Vendor relating to the Assets, Business, operations, employees, officers and directors of the Corporation (collectively, the “Insurance Policies”) and true and complete copies of each of the Insurance Policies have been made available to the Purchaser. The Insurance Policies are in full force and effect and shall remain in full force and effect immediately following the consummation of the transactions contemplated by this Agreement. None of the Corporation, the Vendor or any of their respective Affiliates have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of any Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if due and payable before Closing, will be paid before Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience based liability on the part of the Corporation. All such Insurance Policies: (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. Except as set forth in Section 3.14 of the Disclosure Schedules, there are no claims related to the business of the Corporation pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Corporation, the Vendor or any Affiliate of the Corporation or the Vendor is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Corporation is a party or by which it is bound.

3.15	Legal Proceedings; Governmental Orders

There are no Actions pending or, to the Corporation’s Knowledge, threatened: (a) against or by the Corporation affecting any of its Assets (or by or against the Vendor or any Affiliate thereof and relating to the Corporation); or (b) against or by the Corporation, the Vendor or any Affiliate of the Corporation or the Vendor that challenges or seeks to prevent, enjoin or otherwise delay the Closing or the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Corporation or any of its Assets.

3.16	Compliance With Laws; Permits

(a)	The Corporation has complied, and is now complying, in all material respects, with all Laws applicable to it or its Business or Assets. All Permits required for the Corporation to conduct its Business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full.

(b)	The Corporation has not received any Governmental Order or other inquiry or notification from any Governmental Authority regarding actual or suspected non-compliance or violation of any Privacy Laws and, to the Corporation’s Knowledge, no fact or circumstance exists which may result in any Governmental Order or other inquiry or notification from any Governmental Authority regarding actual or suspected non- compliance or violation of any Privacy Laws. No Person has claimed any compensation from the Corporation for the loss of or unauthorized disclosure or transfer of Personal Information, and, to the Corporation’s Knowledge, no facts or circumstances exist that might give rise to such a claim insofar as the same relate to the Business.

3.17	Environmental Matters

The Corporation is: (i) in compliance with all applicable Environmental Laws; and (ii) possesses and is in compliance with all Environmental Permits necessary to operate the Business.

3.18	Benefit Plans

(a)	Section 3.18(a) of the Disclosure Schedules contains a true and complete list of all Benefit Plans, all material documents that support each Benefit Plan and all Persons who are participants in any such Benefit Plan. The Corporation is not a party to or bound by, nor does the Corporation have any Liability with respect to, any Benefit Plans other than those listed in Section 3.18(a) of the Disclosure Schedules.

(b)	Except as set forth in Section 3.18(b) of the Disclosure Schedules, the Corporation does not have any obligation to pay any change-in-control, sale, completion, incentive, stay, retention and similar bonuses or payments to any current or former employee as a result of the transactions contemplated by this Agreement.

3.19	Employment Matters Section 3.19(a) of the Disclosure Schedules sets forth the list of: (i) Employees, which indicates: (A) the titles of all Employees together with the location of their employment; (B) the date each Employee was hired; (C) which Employees are subject to a written employment agreement with the Corporation; (D) which Employees are and which are not subject to confidentiality obligations in favour of the Corporation; (E) the annual, monthly or hourly wage of each Employee at the date of such list, any bonuses paid to each Employee since the end of the Corporation’s last completed financial year and before the date of such list and all other bonuses, incentive schemes, benefits, commissions and other material compensation to which each Employee is entitled; (F) the vacation days to which each Employee is entitled on the date of such list; and (G) the Employees that are not actively working on the date of this Agreement due to leave of absence, illness, injury, accident or other disabling condition; and (ii) all Persons who are currently performing services for the Corporation as Independent Contractors under a Contract, which indicates; (A) the current rate of compensation; and (B) the fees paid by the Corporation during the prior 12-month period to each Independent Contractor under a Contract. All compensation, including wages, commissions, bonuses and vacation pay, payable to all employees, independent contractors or consultants of the Corporation for services performed on or before the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Corporation with respect to any compensation, commissions, bonuses or vacation pay.

(b)	Correct and complete copies of all the Contracts set out Section 3.19(a) of the Disclosure Schedules have been made available to the Purchaser and templates of the Contracts that describe all of the terms of the Contracts relating to the list of Employees set out in Section 3.19(a) of the Disclosure Schedules have been made available to the Purchaser.

(c)	The Corporation has paid all applicable Liabilities and has complied with all applicable Laws in connection with the termination of the employees set forth in Schedule 3.19(c) of the Disclosure Schedules.

(d)	The Corporation is not currently, and has not been, a party to any Collective Agreement. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees including by way of certification, interim certification, voluntary recognition, related employer or successor employer rights, or, to the Corporation’s Knowledge, has applied or threatened to apply to be certified as the bargaining agent of any of the Employees.

(e)	Except as disclosed in Section 3.19(e) of the Disclosure Schedules, in the three years before the date of this Agreement, no notice in writing has been received by the Corporation of any complaint filed by any of its Employees or former employees against the Corporation or any current or former director or officer thereof or, to the Corporation’s Knowledge, is threatened or pending, claiming or alleging that the Corporation has violated any Laws applicable to the employee or human rights or of any complaints or Actions of any kind involving the Corporation or any of the Employees before any Governmental Authority, including a labour relations board, tribunal or commission.

3.20	Taxes

Except as set forth in Section 3.20 of the Disclosure Schedules:

(a)	The Corporation has duly and timely filed all of its Tax Returns with all appropriate Governmental Authorities. Each such Tax Return was true, correct and complete in all material respects. No Governmental Authority of a jurisdiction in which the Corporation has not filed a Tax Return has made any claim that the Corporation is or may be subject to Tax or required to file Tax Returns by that Governmental Authority in such jurisdiction. There is no basis for a claim that the Corporation is subject to Tax in a jurisdiction in which the Corporation does not file Tax Returns.

(b)	There are no matters under audit or appeal with any Governmental Authority relating to Taxes of the Corporation.

(c)	True copies of all Tax Returns prepared and filed by the Corporation during the past three years, together with any notices of assessment of the Corporation during the past three years, have been made available to the Purchaser on or before the date of this Agreement.

(d)	Adequate provision has been made in the Books and Records for all Taxes payable in respect of the Business or the Assets. The Corporation has not received any notice from any Governmental Authority that it is taking steps to assess any additional Taxes against the Corporation for any period for which Tax Returns have been filed and there are no actual or pending audit investigations or other Actions of or against the Corporation by any Governmental Authority relating to Taxes. No Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Taxes against the Corporation.

(e)	The Corporation has not waived any statute of limitation in respect of Taxes or agreed to any extension of time within which: (i) to file any Tax return covering any Taxes for which the Corporation is or may be liable; (ii) the Corporation is required to pay or remit amounts on account of Taxes; or (iii) any Governmental Authority may assess or collect Taxes for which the Corporation may be liable.

(f)	The Corporation is not a non-resident of Canada within the meaning of the Tax Act.

(g)	For all transactions between the Corporation and any Person not resident in Canada for purposes of the Tax Act with whom the Corporation was not dealing at arm’s length, the Corporation has made or obtained records or documents that meet the requirements of sections 247(4)(a) to (c) of the Tax Act. There are no transactions to which section 247(2) or (3) of the Tax Act may reasonably be expected to apply.

(h)	The Corporation has duly and timely withheld or collected the proper amount of Taxes that are required by Law to withheld or collected (including Taxes and other amounts required to be withheld by it in respect of any Person, including any employee, officer or director and any Person not resident in Canada for purposes of the Tax Act) and have duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required to be remitted by the Corporation.

(i)	Except for the acquisition of control that will occur by virtue of the execution of this Agreement, for purposes of the Tax Act or any other applicable Tax Law, no Person or group of Persons other than the Vendor has ever acquired control of the Corporation.

(j)	None of section 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax Law of any province, territory or any other jurisdiction, has applied or will apply to the Corporation at any time up to and including the Closing Date in a manner that would give rise to material incremental Tax liabilities or material reduction in Tax attributes.

(k)	The Corporation has not acquired property or services from, or disposed of property to, a non-arm’s length Person (within the meaning of the Tax Act) for consideration, the value of which is less than the fair market value of the property or services, as the case may be.

(l)	The only reserves under the Tax Act or any equivalent provincial or territorial Law anticipated by the Vendor to be claimed by the Corporation for the taxation year deemed under section 249(4) of the Tax Act to have ended as a result of the transactions consummated by this Agreement are set forth in Section 3.20(l) of the Disclosure Schedules.

(m)	The Corporation is registered for GST/HST purposes under Part IX of the Excise Tax Act (Canada) under registration number set forth on Schedule 3.20(m) of the Disclosure Schedules.

(n)	The Corporation is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement. No Tax rulings have been requested or issued by any Tax authority with respect to the Corporation.

(o)	The Corporation will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxation year or portion thereof ending after the Closing Date as a result of use of an improper method of accounting, for a taxation year ending before the Closing Date.

(p)	Until immediately before the date of signing this Agreement, the Corporation was a “Canadian controlled private corporation” as defined in the Tax Act and has been a Canadian controlled private corporation continuously since the date of formation.

(q)	At the time of Closing, the aggregate outstanding Liability of the Corporation in respect of Taxes for Pre-Closing Tax Periods and Taxes attributable to the transactions contemplated by the IP Transfer Agreement is no more than $106,500 in aggregate.

3.21	Related Party Transactions

Except as set forth in Section 3.21 or any other of the Disclosure Schedules, and except for the payment of dividends in the Ordinary Course:

(a)	The Corporation will not have made any payment or loan to, or have borrowed any monies from or will otherwise be indebted to, any officer, director, employee, trustee or shareholder or any Person with whom the Corporation is not dealing at arm’s length (within the meaning of the Tax Act) or any Affiliate or spouse of any of the foregoing, other than compensation paid to any such Person in accordance with the standard employee compensation practices of the Corporation.

(b)	After Closing, neither the Vendor nor any Affiliate of the Vendor (each, a “Related Party”) will be a party to any Contract with the Corporation, no Related Party will be indebted to the Corporation and the Corporation will not be indebted to any Related Party.

3.22	Books and Records

The Books and Records of the Corporation, all of which have been made available to the Purchaser, are complete and correct in all material respects and have been maintained in accordance with generally accepted business practices. The minute books of the Corporation contain accurate and complete records of all meetings, and resolutions in writing of, the shareholders, the board of directors and any committees of the board of directors of the Corporation, and no meeting, or resolution in writing, of any such shareholders, board of directors or committee has been held for which minutes or resolutions in writing have not been prepared and are not contained in such minute books. At the Closing, all of the Books and Records will be in the possession of the Corporation.

3.23	Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Corporation.

3.24	Banking Information

A complete list of the Corporation’s banking institutions, bank accounts, bank account numbers and signing authorities are set out in Section 3.24 of the Disclosure Schedules. A copy of the Corporation’s bank reconciliation for the most recent period has been provided to the Purchaser and such reconciliation is true and correct in all material respects.

3.25	Full Disclosure

To the Corporation’s Knowledge, no representation or warranty by the Vendor in this Article 3 and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Purchaser under this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. Except for the representations and warranties contained in this Agreement (including Article 3 of this Agreement and the related portions of the Disclosure Schedules), the Corporation and the Vendor has not made and does not make any other express or implied representation or warranty, either written or oral, on behalf of the Corporation, including any representation or warranty as to future revenue, profitability, or success of the Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING THE VENDOR

Except as set forth in the Disclosure Schedules, the Vendor represents and warrants to the Purchaser that the statements contained in this Article 4 are true and correct as of the date hereof.

4.1	Authorization of the Vendor

The Vendor is a corporation incorporated and existing under the Laws of its jurisdiction of formation and has not been discontinued or dissolved under such Laws and no steps or proceedings have been taken to authorize or require such discontinuance or dissolution of the Vendor. To the Vendor’s Knowledge, no steps or proceedings have been taken to authorize or require the bankruptcy, insolvency, liquidation or winding up of the Vendor. The Vendor has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority, and the Vendor has the power and capacity to enter into this Agreement and the other Transaction Documents to which the Vendor is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Vendor of this Agreement and any other Transaction Documents to which the Vendor is a party, the performance by the Vendor of its obligations hereunder and thereunder and the consummation by the Vendor of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Vendor. This Agreement has been duly executed and delivered by the Vendor, and (assuming due authorization, execution and delivery by the Purchaser), this Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms, subject to: (a) bankruptcy, insolvency, moratorium, reorganization and other Laws relating to or affecting the enforcement of creditors’ rights generally and (b) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court. When each other Transaction Document to which the Vendor is or will be a party has been duly executed and delivered by the Vendor (assuming due authorization, execution and delivery by each other party or parties thereto), such Transaction Document will constitute a legal, valid and binding obligation of the Vendor enforceable against it, in accordance with its terms subject to: (x) bankruptcy, insolvency, moratorium, reorganization and other Laws relating to or affecting the enforcement of creditors’ rights generally and (y) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

4.2	Capitalization

(a)	The Vendor is the registered and beneficial owner of the Shares, free and clear of all Encumbrances (other than restrictions on transfer of securities under Applicable Securities Laws and in the Constating Documents of the Corporation) and that upon consummation of the transactions contemplated by this Agreement, the Purchaser shall own the Shares, free and clear of all Encumbrances.

(b)	There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating the Vendor to sell any shares of, or any other interest in, the shares of the Corporation. There are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements or other shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

4.3	No Conflicts; Consents

The execution, delivery and performance by the Vendor of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Constating Documents of the Vendor; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Vendor; or (c) except as set forth in 4.3 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Vendor is a party or by which the Vendor is bound or to which any of their Assets are subject (including any Material Contract) or any Permit affecting the Assets or Business of the Corporation. Except as set forth in 4.3 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Vendor in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

4.4	Residence

The Vendor is not a non-resident of Canada within the meaning of the Tax Act.

4.5	Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Vendor.

4.6	Legal Proceedings; Governmental Orders

There are no Actions pending or, to the Vendor’s Knowledge, threatened against or by such Vendor affecting the Shares that challenges or seeks to prevent, enjoin or otherwise delay the Closing or the Transaction contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

4.7	Full Disclosure

To the Vendor’s Knowledge, no representation or warranty by the Vendor in this Article 4 and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Purchaser under this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. Except for the representations and warranties contained in this Agreement (including Article 4 of this Agreement and the related portions of the Disclosure Schedules), the Vendor has not made and does not make any other express or implied representation or warranty, either written or oral, on behalf of itself.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Purchaser represents and warrants to the Vendor that the statements contained in this Article 5 are true and correct as of the date hereof.

5.1	Corporate Status and Authorization of the Purchaser

The Purchaser is a corporation incorporated and existing under the Laws of Ontario and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution or, to the Purchaser’s Knowledge, the bankruptcy, insolvency, liquidation or winding up of the Purchaser. The Purchaser has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. The Purchaser has the corporate power and capacity to enter into this Agreement and the other Transaction Documents to which the Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and any other Transaction Document to which the Purchaser is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Vendor) this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. When each other Transaction Document to which the Purchaser is or will be a party has been duly executed and delivered by the Purchaser (assuming due authorization, execution and delivery by the Vendor), such Transaction Document will constitute a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

5.2	No Conflicts

The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Constating Documents of the Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Purchaser or (c) require the consent, notice or other action by any Person under any agreement to which Purchaser is a party, which consent, notice, or other action has not already been obtained, given, or fully performed, respectively.

5.3	Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Purchaser.

5.4	Foreign Investment

The Purchaser is not a non-Canadian within the meaning of the Investment Canada Act (Canada).

5.5	Sufficiency of Funds

As of the Closing, Purchaser will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price (including any adjustment amounts that may become payable by Buyer under this Agreement) and consummate the transactions contemplated by this Agreement.

5.6	Legal Proceedings

There are no Actions pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Purchaser’s Knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE PARENT

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Parent represents and warrants to the Purchaser that the statements contained in this Article 6 are true and correct as of the date hereof.

6.1	Corporate Status and Authorization of the Parent

The Parent is a corporation incorporated and existing under the Laws of Delaware and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution or, to the Parent’s Knowledge, the bankruptcy, insolvency, liquidation or winding up of the Purchaser. The Parent has the corporate power and capacity to enter into this Agreement and the other Transaction Documents to which the Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Parent of this Agreement and any other Transaction Document to which the Parent is a party, the performance by the Parent of its obligations hereunder and thereunder and the consummation by the Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Parent. This Agreement has been duly executed and delivered by the Parent, and (assuming due authorization, execution and delivery by the Parent) this Agreement constitutes a legal, valid and binding obligation of the Parent enforceable against the Parent in accordance with its terms. When each other Transaction Document to which the Parent is or will be a party has been duly executed and delivered by the Parent (assuming due authorization, execution and delivery by the Vendor and the Parent), such Transaction Document will constitute a legal, valid and binding obligation of the Parent enforceable against it in accordance with its terms.

6.2	No Conflicts

The execution, delivery and performance by the Parent of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Constating Documents of the Parent; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Parent or (c) require the consent, notice or other action by any Person under any agreement to which Parent is a party, which consent, notice, or other action has not already been obtained, given, or fully performed, respectively.

6.3	Sufficiency of Funds

As of the Closing, Parent will have sufficient cash on hand or other sources of immediately available funds to enable it to fully perform the Guarantee Obligations.

6.4	Legal Proceedings

There are no Actions pending or, to Parent’s Knowledge, threatened against or by Parent or any affiliate of Parent that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Parent’s Knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE 7
COVENANTS

7.1	Confidentiality

From and after the Closing, the Vendor shall, and shall cause its Affiliates to, hold, and shall use commercially reasonable efforts to cause its respective Representatives to hold, in confidence any and all information of a confidential or secret nature, whether written or oral, concerning the Corporation, except to the extent that the Vendor can show that such information: (a) is generally available to and known by the public through no fault of the Vendor, any of its Affiliates or any of its Representatives; or (b) is lawfully acquired by the Vendor, any of its Affiliates or any of its Representatives from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Vendor, any of its Affiliates or any of its Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Vendor shall promptly notify the Purchaser in writing and shall disclose only that portion of such information that the Vendor is advised by its counsel in writing is legally required to be disclosed; provided that the Vendor shall use its commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

7.2	Non-Disparagement

From and after the Closing Date, the Vendor and Akerna Corp. shall not, whether directly or indirectly, disparage or make any statement or publication that is intended to or has the effect of disparaging, impugning or injuring the reputation or interests of the Purchaser, the Corporation, their Affiliates or their businesses (including, without limitation, the Business) or any of its products, services, partners, officers or employees.

7.3	Non-Solicitation

(a)	The Vendor and Akerna Corp. (each, a “Restricted Party”), during the period commencing on the Closing Date and terminating on the first (1st) anniversary of the Closing Date (the “Restricted Period”):

(i)	will not, directly or indirectly, in any manner, call upon, solicit, accept or conduct any business from or with any of the customers, suppliers, prospective customers or prospective suppliers of the Purchaser or any Affiliate of the Purchaser as of the Closing Date; and

(ii)	will not, directly or indirectly, in any manner, solicit, entice, attempt to persuade any other employee or consultant of the Purchaser or an Affiliate of the Purchaser to leave the Purchaser or the Affiliate of the Purchaser (as applicable) for any reason or otherwise participate in or hire or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Purchaser, or an Affiliate of the Purchaser or who was employed or engaged by the Purchaser or an Affiliate of the Purchaser; provided that nothing in this Section 7.3(a)(ii) shall prohibit the Vendor from (i) making general solicitation advertisements that are not targeted at any employee or consultant of the Purchaser or an Affiliate of the Purchaser or (ii) hiring any employee or consultant whose employment shall have been terminated by the Purchaser, or an Affiliate of the Purchaser at least six (6) months prior to any attempt to solicit or hire such person.

(b)	The restrictions in Sections 7.3(a) and 7.3(a)(ii) shall apply to conduct in the following geographic areas: Canada.

(c)	The Vendor acknowledges and agrees that if the Vendor violates any of the provisions of this Section 7.3, the running of the Restricted Period with respect to the Vendor will be extended by the time during which the Vendor engages in such violation(s). The Vendor understands that the restrictions set forth in this Section 7.3 are intended to preserve the value of the Shares and to protect the interest of the Purchaser and Affiliates of the Purchaser in their confidential information, goodwill and established employee, customer, supplier, consultant and vendor relationships and goodwill, and agree that such restrictions are reasonable and appropriate for this purpose. The Vendor also acknowledges and agrees that absent such party’s agreement to and compliance with the restrictions set forth in this Section 7.3, the Purchaser would not have entered into this Agreement.

(d)	In respect of the restrictions set forth in this Section 7.3, the parties acknowledge their intent and understanding that the conditions of section 56.4(7) of the Tax Act are met, and without limiting the generality of the foregoing, they agree that no proceeds are receivable for granting such restrictions and that such restrictions are integral to this Agreement and will be so granted to maintain and preserve the value of the Shares sold and transferred in accordance with this Agreement. For greater certainty, the parties agree to do all such things and file all such elections if one is needed, and report for all purposes of the Tax Act, consistent with the foregoing and as may be required or reasonably desirable from time to time to give full effect to the foregoing.

7.4	Release

Effective as of the Closing Date, except in respect of any Excluded Claim, each of Akerna Corp. and the Vendor, on behalf of themselves and, as applicable, their, heirs, successors, predecessors, and assigns (the “Vendor Related Parties”), hereby releases, acquits and forever discharges the Corporation, its Affiliates and their respective employees, officers, equityholders, directors, Representatives, agents, successors, predecessors, Affiliates and assigns (collectively, the “Vendor Released Parties”), from any and all claims, rights, demands, causes of action, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including legal fees and expenses), whether based on Canadian, foreign, federal, state, provincial, local, statutory or common law or any other Law of any kind, nature and/or description, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, actual or potential, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not asserted, threatened, alleged or litigated, at law, equity or otherwise, arising out of, relating to, or resulting from any circumstances, conduct, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations or omissions, errors, negligence, breach of contract, tort, violation of Law, matter or cause occurring or arising prior to or on the Closing Date and arising from or related in any way to the ownership, management or operation of the Corporation or employment by the Corporation on or prior to the Closing Date, which the Vendor or Vendor Related Parties has had, now has, or may have in the future against the Vendor Released Parties, whether known or unknown. For the avoidance of doubt and notwithstanding the foregoing, nothing contained herein will operate to release any obligations or liability of the Corporation (i) arising under this Agreement or any Transaction Document, (ii) in the case of any Vendor Related Party, who is a director, officer, employee, shareholder or Affiliate of a shareholder of the Corporation, claims for indemnification in accordance with the Corporation’s constating documents, (iii) arising under any then-existing insurance policy of the Corporation or its Affiliates, or (iv) constituting fraud, intentional misrepresentation, criminal activity or willful misconduct of the Purchaser (collectively, the “Excluded Claims”).

7.5	Pre-Closing Tax Period and Closing Date Tax Year

(a)	On or before the statutory due date, the Purchaser shall prepare (at the expense of the Vendor) in accordance with applicable Law and past practice of the Corporation and after providing the Vendor with a reasonable opportunity (which, in any event, shall not be fewer than 15 Business Days before the date on which such Tax Returns are required to be filed) to review and, in the case of any Tax Returns, upon receipt of the Vendor’s approval, not to be unreasonably withheld, conditioned or delayed, file, on behalf of and in the name of the Corporation, all income Tax Returns of the Corporation required by Law to be filed for any Pre-Closing Tax Period of the Corporation that are not required to be filed on or before the Closing Date.

(b)	On or before the statutory due date, the Purchaser shall prepare in accordance with applicable Law and past practice of the Corporation and after providing the Vendor with a reasonable opportunity (which, in any event, shall not be fewer than 15 Business Days before the date on which such Tax Returns are required to be filed) to review and, in the case of any Tax Returns upon receipt of the Vendor’s approval, not to be unreasonably withheld, conditioned or delayed, file, on behalf of and in the name of the Corporation, all income Tax Returns of the Corporation required by Law to be filed for the taxation year of the Corporation that includes the Closing Date (the “Closing Date Tax Year”).

(c)	After Closing and to the extent the Vendor has such information, the Vendor shall provide to the Purchaser such information and assistance as is reasonably requested by the Purchaser for the purposes of preparing the Tax Returns referred to in Section 7.5(a).

(d)	The parties will inform each other of, and co-operate with each other in respect of, any audit inquiries with respect to any Tax Return involving the Corporation in respect of any Pre-Closing Tax Period or of any Tax Return required to be filed under the Tax Act for the Closing Date Tax Year.

(e)	The Vendor hereby agrees that Purchaser is to have no liability for any Tax resulting from (1) any action before or after the Closing Date of the Vendor, the Parent, their Affiliates or any of their respective Representatives; or (2) any action before the Closing Date of the Corporation, and agrees to indemnify and hold harmless Purchaser (and, after the Closing Date, the Purchaser and the Corporation) against any such Taxes.

7.6	Further Assurances

Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

7.7	Guarantee

The Parent covenants and agrees to fully guarantee and hereby fully guarantee (referred to in this Section 7.7 as the “Guarantee”) the obligations and liabilities of the Vendor in this Agreement and agrees to duly and punctually perform, discharge and fully pay or cause to be duly and punctually performed and discharged and fully paid all obligations and liabilities of the Vendor contained in this Agreement (the foregoing are collectively referred to in this Section 7.7 as the “Guarantee Obligations”), in the event that the Vendor fails to duly and punctually perform, discharge and/or fully pay, in whole or in part, any of its Guarantee Obligations under this Agreement. In the event that the Vendor fails to so perform, discharge or pay any such Guarantee Obligation, in respect of an amount agreed to in writing by the Vendor in this Agreement or finally adjudicated under Article 9 to be payable by the Vendor, the Parent shall, within 10 Business Days after the Purchaser makes a demand therefor to the Parent, duly and punctually perform, discharge and/or fully pay such Guarantee Obligation. The Parent agrees that (i) the obligations of the Parent pursuant to the Guarantee are absolute, unconditional (subject to the demands in the immediately preceding sentence having been made), irrevocable and continuing and shall not in any way or to any extent be discharged, impaired or otherwise affected except by due and punctual performance and/or full payment thereof by the Vendor and/or the Parent (in accordance with the Guarantee), provided that the Parent expressly reserves to themselves the right to exercise any and all defences which would be available to the Vendor and which are not in derogation of the Parent’s agreements under this Section 7.7, (ii) the Parent shall be liable pursuant to the Guarantee for the Guarantee Obligations as primary obligor and not merely as a surety, and (iii) the Parent shall duly and punctually perform, discharge and/or fully pay any and all Guarantee Obligations within 10 Business Days after proper demand therefor from the Purchaser in accordance with this Section 7.7. The Purchaser shall not be bound to exhaust its recourse against the Vendor before becoming entitled to payment from the Parent under the Guarantee. The obligations of the Parent to pay under the Guarantee will not be limited or reduced by any changes in any Vendor’s name or any reorganization or amalgamation. Without releasing, discharging, limiting or otherwise affecting, in whole or in part, the liability of the Parent hereunder, the Purchaser may grant extensions of time or other indulgences, take and give up securities, abstain from taking or perfecting securities, accept compositions, grant releases and discharges and otherwise deal with the Vendor as the Purchaser may see fit. The obligation of the Parent to pay under the Guarantee will not be limited or reduced as a result of the termination, invalidity or unenforceability of any right of the Purchaser against the Vendor due to any incapacity, disability or lack or limitation of status or of the power of the Vendor or as a result of the bankruptcy, insolvency, winding-up or similar proceedings involving the Vendor or for any other reason whatsoever.

ARTICLE 8
CONDITIONS TO CLOSING

8.1	Closing Deliverables of the Vendor and the Corporation

At the Closing, the Vendor and the Corporation, as applicable, shall deliver or cause to be delivered to the Purchaser or its designee:

(a)	executed counterparts of all approvals, consents and waivers required by the Corporation or the Vendor in respect of the transactions contemplated by this Agreement or the Transaction Documents.

(b)	executed counterparts of all Transaction Documents and true and complete copies thereof.

(c)	executed resignations from all the directors and officers of the Corporation.

(d)	a certificate of status from the Ontario Ministry of Government Services of the Corporation dated as of a date which is at least two Business Days before the Closing Date.

(e)	Share certificate(s) representing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by forms of share transfers or other instruments of transfer duly executed in blank.

(f)	pay-off letters, evidence of payment, estoppel letters, no-interest letters, discharges (including Personal Property Security Act (Ontario) discharges) and similar releases as the Purchaser or its counsel reasonably determine are necessary to release or terminate any Encumbrances (other than Permitted Encumbrances) on the Assets, or to pay-off any Indebtedness of the Corporation, secured or otherwise.

(g)	such other documents or instruments as the Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(h)	all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.3, and no such consent, authorization, order and approval shall have been revoked.

(i)	Purchaser Employment Agreements executed by certain current employees of Akerna Corp. identified by the Purchaser (“Key Employees”), provided that the condition set forth in this Section 8.1(i) shall be deemed to be waived with respect to a Key Employee if Purchaser, a Subsidiary of Purchaser, or the Corporation does not offer such Key Employee employment terms that, in the aggregate, are substantially the same as, or superior to, such Key Employee’s employment terms as of the date of this Agreement.

(j)	an intellectual property assignment agreement (the “IP Transfer Agreement”) executed by Akerna Corp. and the Corporation pursuant to which Akerna Corp. effects the transfer to the Corporation of all intellectual property developed by the “Applicable Service Providers” (as defined therein), which IP Transfer Agreement is in the form attached as Exhibit A hereto.

8.2	Closing Deliverables of the Purchaser

At the Closing, the Purchaser shall deliver or cause to be delivered to the Vendor or its designee:

(a)	executed counterparts to the Transaction Documents shall have been executed and delivered by the Purchaser.

(b)	a certificate of status from the Ontario Ministry of Government Services.

(c)	the Estimated Cash Consideration as set out in Section 2.2(a) by certified cheque, bank draft, wire transfer, or electronic funds transfer to an account or accounts designated by the Vendor in writing at least two Business Days before the Closing Date.

(d)	such other documents or instruments as the Vendor request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(e)	Purchaser Employment Agreements executed by the Purchaser.

ARTICLE 9

INDEMNIFICATION

9.1	Survival

Subject to the limitations and other provisions of this Agreement, the representations and warranties set out herein shall survive the Closing and shall remain in full force and effect until the date that is the earlier of (a) the occurrence of the Designated Event; and (b) twelve (12) months from the Closing Date; provided that the representations and warranties in Section 3.20 will survive the Closing until the date which is 90 days after the last day upon which any of the relevant Governmental Authorities is entitled to assess or reassess the Corporation (or to raise claims against the Purchaser or the Corporation relating to that assessment or reassessment) with respect to any Pre-Closing Tax Periods. All covenants and agreements of the parties set out herein which are intended to be performed on or prior to the Closing shall terminate on Closing once fully performed; provided that those covenants and agreements of the parties set out herein that provide for or contemplate performance after the Closing shall survive the Closing indefinitely or for the period explicitly specified therein (which surviving covenants include, without limitation, those covenants set forth in Section 2.4, Section 7.5, Section 7.7, and Article 9, in accordance with their terms). Notwithstanding anything contained herein to the contrary, the indemnification obligations of the Vendor in respect of the matters set forth in Section 9.2(c) shall survive the Closing until the date which is 90 days after the last day upon which any of the relevant Governmental Authorities is entitled to assess or reassess the Corporation (or to raise claims against the Purchaser or the Corporation relating to that assessment or reassessment) with respect to any Pre-Closing Tax Periods. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party before the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty, or covenant and such claims shall survive until finally resolved. Notwithstanding the foregoing, nothing in this Article 9 or otherwise will operate to limit the right of any party hereto to bring any claim or cause of action against any Person arising out of common law fraud. The Vendor hereby agrees to immediately notify the Purchaser of the occurrence of the Designated Event.

9.2	Indemnification by the Vendor

Subject to the other terms and conditions of this Article 9, the Vendor, which shall not include any Affiliates of the Vendor except for Parent to the extent of the Guarantee in Section 7.7 hereof, shall indemnify and defend each of the Purchaser and its Affiliates (including the Corporation) and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of the Vendor contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Vendor under this Agreement;

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Vendor or the Corporation under this Agreement; or

(c)	all liabilities or obligations of the Corporation for any time prior to Closing, including with respect to Taxes for (i) any taxable period ending on or before the Closing Date, (ii) the portion of any taxable period ending at the close of business on the Closing Date, other than Taxes that are adequately and fully accounted for in the Closing Working Capital, (iii) any taxation year or taxable period ending after the Closing Date that is attributable to any period ending on or before the Closing Date, except for Taxes that are adequately and fully accounted for in the Closing Working Capital, and (iv) the transactions contemplated by the IP Transfer Agreement.

9.3	Indemnification by the Purchaser

Subject to the other terms and conditions of this Article 9, the Purchaser shall indemnify and defend the Vendor, their Affiliates and their Representatives (collectively, the “Vendor Indemnitees”) against, and shall hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Vendor Indemnitees based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser under this Agreement; or

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Purchaser under this Agreement.

9.4	Limitation of Losses

The indemnification provided for in Section 9.2 and Section 9.3 shall be subject to the following limitations:

(a)	The aggregate amount of all Losses for which the Vendor shall be liable under Section 9.2(a) shall not exceed $106,500.

(b)	The aggregate amount of all Losses for which the Purchaser shall be liable under Section 9.3(a) shall not exceed $106,500.

9.5	Indemnification Procedures

Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnify hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defence of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defence of any such Action with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defence of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and no action taken by the Indemnified Party in accordance with such defence and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to damages resulting therefrom. The Indemnifying Party shall not settle an Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed). The rights and remedies provided in this Article 9 are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

9.6	Payments

Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable under this Article 9, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by certified cheque, wire transfer or bank draft. Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right or remedy it has or may have, the Purchaser may, without notice to the Vendor, set-off any amounts payable by the Purchaser to the Vendor pursuant to this Agreement against any and all liabilities of the Vendor to the Purchaser Indemnitees for indemnification pursuant to Section 9.2.

9.7	Tax Treatment of Indemnification Payments

All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE 10

MISCELLANEOUS

10.1	Expenses

All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

10.2	Notices

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to the Vendor:

Akerna Corp.

1550 Larimer St., #246

Denver, Colorado 80202

Email: jlb@akerna.com

Attention:  Jessica Billingsley, Chief Executive Officer

With a copy to (which shall not constitute notice):

Dorsey & Whitney LLP

1400 Wewatta St. Suite 400

Denver, Colorado 8202

Email: brenkert.jason@dorsey.com

Attention: Jason K. Brenkert, Esq.

If to the Purchaser:

WILCOMPUTE SYSTEMS GROUP INC.

Email:	andrew.wilson@groweriq.ca
Attention:	Andrew Wilson

With a copy to (which shall not constitute notice):

Fasken Martineau DuMoulin LLP

333 Bay St., Suite 2400

Toronto, Ontario, M5H 2T6

Email:	cdittrich@fasken.com
Attention:	Chris Dittrich

10.3	Interpretation

For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Schedules, Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.4	Public Announcements

Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or any of the terms hereof without the prior written consent of each of the Purchaser and the Vendor (which consent shall not be unreasonably withheld or delayed).

10.5	Headings

The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.6	Severability

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

10.7	Entire Agreement

This Agreement, the other Transaction Documents and the agreement under the heading “Exclusivity” in the letter of intent dated October 23, 2023 between the Corporation and the Purchaser constitute the sole and entire agreements of the parties to this Agreement with respect to the subject matter contained herein and therein and supersede all prior and contemporaneous understandings and agreements, both written and oral, projections, financial models or forecasts with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Schedules and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

10.8	Successors and Assigns

This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither the Vendor, on the one hand, nor the Purchaser, on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

10.9	No Third-Party Beneficiaries

Except as provided in Article 9, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.10	Amendment and Modification; Waiver

This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.11	Governing Law; Forum

(a)	This Agreement shall be governed by and construed in accordance with the Laws of Ontario and the federal Laws of Canada applicable therein.

(b)	Any Action arising out of or based upon this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby may be brought in the courts of Ontario, and each party irrevocably submits and agrees to attorn to the exclusive jurisdiction of that court in any such Action. The parties irrevocably and unconditionally waive any objection to the venue of any Action or proceeding in that court and irrevocably waive and agree not to plead or claim in that court that such Action has been brought in an inconvenient forum.

10.12	Specific Performance

The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

10.13	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER:

WILCOMPUTE SYSTEMS GROUP INC.

By:	/s/ Andrew Wilson
Name:	Andrew Wilson
Title:	Chief Executive Officer

AKERNA CANADA AMPLE EXCHANGE INC.

By:	/s/ Jessica Billingsley
Name:	Jessica Billingsley
Title:	Chief Executive Officer

AKERNA CORP.

By:	/s/ Jessica Billingsley
Name:	Jessica Billingsley
Title:	Chief Executive Officer

SCHEDULE A

DEFINITIONS

The following terms have the meanings specified or set forth in this Schedule A:

“Accounts Payable” means accounts payable and any other amounts due and owing to trades, suppliers and other persons in the Ordinary Course of Business, but excluding any costs and expenses related to the Transaction, in each case as recorded as payable in the Corporations’ Books and Records.

“Accounts Receivable” means trade receivables, bills receivable, trade accounts, book debts, employee loans and advances, supplier rebate accruals, and insurance claims, in each case as recorded as a receivable in the Corporation’s Books and Records; provided that “Accounts Receivable” shall not include any of the foregoing amounts to the extent they have not been received by the Corporation within 90-days of coming into existence.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, judicial or quasi- judicial inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, notice of assessment, notice of reassessment or investigation of any nature, civil, criminal, administrative, investigative, regulatory or otherwise, whether at law or in equity.

“Affiliate” when used to indicate a relationship with a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of that Person directly or indirectly, whether through ownership of securities, by trust, by contract or otherwise; and the term “controlled” has a corresponding meaning; provided that, in any event, any Person that owns directly, indirectly or beneficially 50% or more of the securities having voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership interests or other ownership interests of any other Person will be deemed to control that Person.

“Agreement” has the meaning set forth in the preamble.

“Applicable Securities Laws” means all securities and corporate laws, rules, regulations, instruments, notices, blanket orders, decision documents, statements, circulars, procedures and policies that are applicable to the Purchaser.

“Articles” means the original or restated articles of incorporation, articles of amendment, articles of continuance, articles of amalgamation, articles of arrangement, articles of reorganization, articles of dissolution, articles of revival, articles of constitution, letters patent, supplemental letters patent, a special act, memorandum and articles of association or any other instrument by which a corporation is incorporated.

“Assessment” means an assessment or re-assessment from any Governmental Authority in respect of any Tax Return.

“Assets” means all of the assets, real and personal, tangible and intangible, of the Corporation.

“Balance Sheet” has the meaning set forth in the definition of “Financial Statements” in this Schedule A.

“Balance Sheet Date” has the meaning set forth in the definition of “Financial Statements” in this Schedule A.

“Benefit Plan” means all employee benefit plans, agreements, programs, policies, practices, material undertakings and arrangements (whether oral or written, formal or informal, funded or unfunded) maintained for, available to or otherwise relating to any employees, directors or officers or former employees, directors or officers of the Corporation, or any spouses, dependents or survivors of any employee or former employee of the Corporation, or in respect of which the Corporation is a party to or bound by or is obligated to contribute or in any way liable, whether or not insured or whether or not subject to any Law, except that the term “Benefit Plan” shall not include any statutory plans with which the Corporation is required to comply, including the Canada Pension Plan, Québec Pension Plan and plans administered under applicable provincial health tax, workers’ compensation, workplace health and safety and employment insurance legislation.

“Books and Records” means with respect to a corporation: (a) all of such corporation’s books of account, accounting records and other financial data and information, including copies of filed Tax Returns and Assessments for each of the financial years of such corporation commencing after the Tax year ended seven years before the date of this Agreement excluding the Assessment for the most recently completed financial period; (b) the corporate records of such corporation; (c) all services and purchase records, lists of suppliers, patients and customers, credit and pricing information, formulae, business, engineering and consulting reports and research and development information of, or relating to, such corporation or the business of such corporation; and (d) all other books, documents, files, records, telephone call recordings, correspondence, data and information, financial or otherwise relating to such corporation, that are in the possession or under the control of such corporation, any shareholder of such corporation or an Affiliate thereof, including all data and information stored electronically or on computer related media.

“Business” means the business of the Corporation conducted prior to the Closing Date, which includes developing technology and providing a software platform which helps users comply with regulations applicable to the cannabis industry.

“Business Data” means (i) all business information and data of the Corporation (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is, collected, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Corporation’s Business Systems; and (ii) all Personal Information.

“Business Day” means any day except Saturday, Sunday or any other day on which banks located in Toronto, Ontario or Denver, Colorado are authorized or required by Law to be closed for business.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are, in each case, owned or controlled by the Corporation in the conduct of the Business.

“Cash” means all cash and cash equivalents of the Corporation, net of the amount of all outstanding cheques written against the Corporation’s accounts (including cash book overdrafts and issued but uncashed cheques).

“CASL” means an act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada), as amended from time to time.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in the Recitals.

“Closing Date Tax Year” has the meaning set forth in Section 7.5(b).

“Closing Time” means 12:01 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the Vendor and the Purchaser may mutually agree upon in writing.

“Closing Working Capital” means the actual Working Capital of the Business on the Closing Date, as set forth on the Final Closing Statement.

“Collective Agreement” means any collective agreement, letter of understanding, letter of intent or other written communication or Contract with any trade union, association that may qualify as a trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent, which would cover any of the Employees.

“Common Shares” means common shares in the capital of the Purchaser.

“Contaminants” has the meaning set forth in Section 3.12(f).

“Constating Documents” means the Articles, by-laws, any shareholder agreement and any other constating documents of a Person.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Corporate IP” has the meaning set forth in Section 3.11(a).

“Corporate IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Corporation is a party, beneficiary or otherwise bound.

“Corporation” has the meaning set forth in the Recitals.

“Corporation’s Knowledge” and any other similar knowledge qualification, means such knowledge as is actually known to, or which would have or should have come to the attention of the Vendor, or any director, manager or officer of the Corporation after reasonable investigation.

“Current Assets” means, without duplication, the Cash, Accounts Receivable, Inventory, Prepaid Expenses and Taxes Receivable of the Corporation, calculated in accordance with US GAAP and the Corporation’s past practices (for greater certainty, excluding any Related Party receivables).

“Current Liabilities” means, without duplication, the Accounts Payable, accrued liabilities and Taxes Payable of the Corporation calculated in accordance with US GAAP and the Corporation’s past practices, provided, however, that Current Liabilities excludes any items enumerated in the definition of Indebtedness, excludes Related Party debt and bonuses and the Transaction Expenses.

“Designated Event” means the consummation of the purchase and sale transaction contemplated in the Securities Purchase Agreement by and among Akerna Corp., Akerna Canada Ample Exchange Inc., and MJ Acquisition Corp. dated April 28, 2023, as amended.

“Disclosure Schedules” means the schedules attached to this Agreement delivered by the Vendor to the Purchaser concurrently with the execution and delivery of this Agreement.

“Disposal” means any disposal by any means, including dumping, incineration, spraying, pumping, injecting, depositing or burying.

“Dollars” or “$” means the lawful currency of United States.

“Employees” means those individuals employed by the Corporation on the date of this Agreement.

“Encumbrances” means any security interest, pledge, encumbrance, lien or other similar arrangement in real or personal property.

“Environment” means the air, surface water, ground water, body of water, any land (including surface land and sub-surface strata), soil or underground space, all living organisms and the interacting natural systems that include components of the air, land, water and inorganic matters and living organisms, and the environment or natural environment as defined in any Environmental Law, and “Environmental” shall have a corresponding meaning.

“Environmental Law” means any all Laws relating to the protection of the Environment including those relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, Release or Disposal of any Hazardous Substance.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made by any Governmental Authority under any Environmental Law.

“Estimated Cash Consideration” means an amount equal to:

(a)	$616,000, minus

(b)	the sum of:

(i)	the Estimated Indebtedness, if any;

(ii)	the Estimated Transaction Expenses, if any; and

(iii)	the amount (expressed as a positive number), if any, by which the Estimated Working Capital is less than zero; plus

(c)	the amount (if any) by which the Estimated Working Capital is greater than zero.

“Estimated Closing Statement” shall have the meaning set forth in Section 2.2(a).

“Estimated Indebtedness” shall have the meaning set forth in Section 2.2(a).

“Estimated Transaction Expenses” shall have the meaning set forth in Section 2.2(a).

“Estimated Working Capital” has the meaning set forth in Section 2.2(a).

“Final Cash Consideration” means an amount equal to:

(a)	$616,000, minus

(b)	the sum of:

(i)	Indebtedness, if any; plus

(ii)	the Transaction Expenses, if any; plus

(iii)	the amount (expressed as a positive number), if any, by which the Closing Working Capital is less than zero; plus

(c)	the amount, if any, by which the Closing Working Capital is greater than zero.

“Final Closing Statement” has the meaning set forth in Section 2.4(a).

“Financial Statements” means, collectively: (a) the unaudited annual financial statements of the Corporation for the financial period ended December 31, 2022 (the “Balance Sheet Date”), consisting of a balance sheet (the “Balance Sheet”), statement of earnings (loss) and retained earnings, statement of cash flows and the related notes thereto (the “Annual Financial Statements”); and (b) the unaudited and management prepared consolidated interim financial statements of the Corporation for the eleven-month period ended November 30, 2023, consisting of a balance sheet, statement of earnings (loss) and retained earnings, statement of cash flows and the related notes thereto (the “Interim Financial Statements”).

“Governmental Authority” means: (a) any court, tribunal, judicial body or arbitral body or arbitrator; (b) any domestic or foreign government or supranational body or authority whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency (including, for certainty, the workplace safety insurance board), governmental authority, governmental body, governmental bureau, governmental department, governmental tribunal or governmental commission of any kind whatsoever; (c) any subdivision or authority of any of the foregoing; and (d) any quasi- governmental or private body or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award, decision, sanction or ruling entered by or with any Governmental Authority.

“GST/HST” means all taxes imposed under Part IX of the Excise Tax Act (Canada).

“Hazardous Substance” means, collectively, petroleum, any petroleum product, any radioactive material (including radon gas), explosive or flammable materials, asbestos in any form, urea- formaldehyde foam insulation, and polychlorinated biphenyls, any pollutant, contaminant, waste, hazardous substance, hazardous material, hazardous waste, toxic substance, dangerous substance, dangerous good, restricted hazardous waste, toxic substance or a source of contamination, as defined or identified in any Environmental Law.

“Indebtedness” shall mean, in respect of the Corporation, calculated as of the Closing Time, without duplication, (a) current liabilities of the Corporation or indebtedness of the Corporation for money borrowed; (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Corporation is responsible or liable; (c) all obligations of the Corporation owing as the deferred or unpaid purchase price of assets, property or services, all conditional sale obligations of the Corporation, and all obligations of the Corporation under title retention agreements (but excluding accounts payable incurred in the Ordinary Course); (d) obligations of the Corporation under any derivative financial instruments, including any interest rate or currency swap transactions, hedging agreements or similar arrangements (valued at the termination value thereof); (e) commitments or obligations by the Corporation assuring a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (f) indebtedness secured by an Encumbrance on any asset or property of the Corporation; (g) obligations of the Corporation with respect to capitalized leases; (h) obligations of the Corporation to third parties under letters of credit, bonds or surety obligations; (i) guarantees of the Corporation with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (h) above; and (j) all obligations for principal, interest premiums, penalties, fees, expenses, breakage costs and bank overdrafts related to any of the items set forth in clauses (a) through (h) above. For the avoidance of doubt, “Indebtedness” of the Corporation excludes any Transaction Expenses.

“Indemnified Party” has the meaning set forth in Section 9.5.

“Indemnifying Party” has the meaning set forth in Section 9.5.

“Independent Contractor” means: (a) any individual who is not, or was not (with respect to former Independent Contractors), an employee, officer, director or dependent contractor of the Corporation, or any such individual’s personal services company, and which individual or personal services company receives or received remuneration from the Corporation under a Contract for services.

“Insurance Policies” has the meaning set forth in Section 3.14.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including (i) all patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and re-examinations in connection therewith, (ii) trademarks, service marks, domain names, trade dress, corporate names, trade names, and other indicia of source, and all registrations, applications and renewals in connection therewith (together with the goodwill associated therewith), (iii) copyrights and all works of authorship (whether or not copyrightable), and all registrations, applications and renewals in connection therewith, (iv) Software, (v) internet domain names, (vi) trade secrets, know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information and (vii) moral rights.

“Inventory” means items including raw materials, work in progress and finished goods held by the Corporation for sale, fabrication, license, rental, lease or other distribution in the Ordinary Course of Business, including inventory in transit, direct order inventory and custom or non-stock inventory.

“Law” means any statute, law, ordinance, regulation, rule, instrument, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority (including the Workers Safety and Insurance Act (Ontario), the Occupational Health and Safety Act (Ontario) and all other legislation of any applicable jurisdiction dealing with any of the subject matter of those statutes or with respect to any aspect of the occupational health and safety of employees).

“Liabilities” has the meaning set forth in Section 3.5.

“Losses” means any claim, assertion, loss, Liability, administrative monetary penalties, fines, sanctions, revocations, suspensions, deficiency, damage (whether direct, indirect, incidental), Tax or expense, including reasonable out-of-pocket legal expenses and costs associated therewith (other than punitive or exemplary damages, unless, in each such case, such damages are incurred as a result of a third party claim).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is individually or in the aggregate, materially adverse to: (a) the business, operations, customer or supplier relationships, contingent liabilities, financial condition, prospects or assets of a Person; or (b) the ability of a Person to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” means each of the following Contracts of the Corporation, together with all Contracts (including, brokerage contracts) listed or otherwise disclosed in any of the other Disclosure Schedules and all Corporate IP Agreements (other than commercial, off the shelf software products that are made available for a total cost of less than $5,000):

(a)	each Contract of the Corporation involving aggregate consideration in excess of $50,000 per year, whether payable to the Corporation or payable by the Corporation, and that, in each case, cannot be cancelled by the Corporation without penalty or without more than 90 days’ notice;

(b)	all Contracts that provide for the indemnification by the Corporation of any Person or the assumption of any Tax, Environmental or other Liability of any Person;

(c)	all Contracts that relate to the acquisition or disposition of any business (whether by amalgamation, sale or issue of shares, sale of assets or otherwise);

(d)	all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Corporation is a party;

(e)	all employment agreements listed in Section 3.19(a) of the Disclosure Schedules and Contracts with Independent Contractors or consultants (or similar arrangements) to which the Corporation is a party and that are not cancellable without material penalty or without more than 90 days’ notice in each case involving amounts in excess of $50,000;

(f)	all Contracts relating to Indebtedness (including guarantees) of the Corporation;

(g)	all Contracts with any Governmental Authority to which the Corporation is a party;

(h)	all Contracts that limit or purport to limit the ability of the Corporation to compete in any line of business or with any Person or in any geographic area or during any period of time;

(i)	any Contracts to which the Corporation is a party that provide for any joint venture, partnership or similar arrangement by the Corporation;

(j)	all shareholder agreements, pooling agreements, voting trusts or similar agreements with respect to the ownership or voting of any of the Shares or restriction of the power of the directors of the Corporation to manage, or supervise the management, of the business and affairs of the Corporation;

(k)	all Contracts between or among (A) the Corporation and (B) the Vendor or any Affiliate of the Vendor (other than the Corporation);

(l)	all Collective Agreements to which the Corporation is a party; and

(m)	any other Contract that is material to the Corporation and not previously disclosed under Article 3.

“Material Events” means any:

(a)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	amendment of the Constating Documents of the Corporation;

(c)	material change in any method of accounting or accounting practice of the Corporation;

(d)	entry into any Contract that would constitute a Material Contract (except where such Material Contract is with a customer of the Corporation and such Contract is otherwise disclosed in the Disclosure Schedules);

(e)	incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course consistent with past practice;

(f)	transfer, assignment, sale or other disposition of any of the Assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(g)	material damage, destruction or loss (whether or not covered by insurance) to any of its Assets;

(h)	any capital investment in, or any loan to, any other Person;

(i)	acceleration, termination, material modification to or cancellation of any Material Contract to which the Corporation is a party or by which it is bound;

(j)	any material capital expenditures;

(k)	imposition of any Encumbrance upon any of the Shares or Assets, tangible or intangible;

(l)	(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, Independent Contractors or consultants, other than as provided for in any written agreements or required by applicable Law; (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000; or (iii) action to accelerate the vesting or payment of any compensation or benefit of any kind for any current or former employee, officer, director, Independent Contractor or consultant;

(m)	adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, Independent Contractor or consultant; (ii) Benefit Plan; or (iii) Collective Agreement, in each case, whether written or oral, unless it has received the prior written consent of the Purchaser;

(n)	any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Related Parties;

(o)	entry into a new line of business or abandonment or discontinuance of existing lines of business;

(p)	adoption of any amalgamation, arrangement, reorganization, liquidation or dissolution or the commencement of any proceedings by the Corporation or its creditors seeking to adjudicate the Corporation as bankrupt or insolvent, making a proposal with respect to the Corporation under any Law relating to bankruptcy, insolvency, reorganization, arrangement or compromise of debts or similar laws, appointment of a trustee, receiver, receiver-manager, agent, custodian or similar official for the Corporation or for any substantial part of its Assets;

(q)	purchase, lease or other acquisition of the right to own, use or lease any Assets for an amount in excess of $5,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course consistent with past practice;

(r)	acquisition by amalgamation or arrangement with, or by purchase of a substantial portion of the assets or shares of, or by any other manner, any business or any Person or any division thereof;

(s)	action by the Corporation to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset or attribute of the Corporation; or

(t)	any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

“Ordinary Course”, when used in relation to the conduct of the Business, means any transaction that constitutes an ordinary day-to-day business activity of the Corporation conducted in a manner consistent with the Corporation’s past practice.

“Outstanding Securities” means outstanding equity securities, or securities convertible or exchangeable into equity securities of the Corporation.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable, (ii) statutory landlord’s, mechanic’s or other similar Encumbrances arising or incurred in the ordinary course of business and for amounts which are not delinquent and which are set forth in the most recent audited Financial Statements, and (iii) recorded easements, covenants and other restrictions of record, provided that no such item described in this clause (iii) impairs the current use, occupancy, value or marketability of title of the property subject thereto.

“Person” means an individual, corporation, company, limited liability company, body corporate, partnership, joint venture, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any information, regardless of form, that is about an identified or reasonably identifiable individual that is or has been collected, used or disclosed by the Corporation, but does not include business contact information that is used for the purpose of communicating or facilitating communication with an individual in relation to their employment, business or profession.

“Pre-Closing Tax Periods” shall mean any Tax Period ending before the Closing and any pre- Closing portion of a Straddle Period.

“Prepaid Expenses” means the unused portion of amounts prepaid by or on behalf of the Corporation relating to the Business including property and municipal business taxes, assessments, rates and charges, corporate insurance, utilities, rent, tenant allowances, auto leases, group plans, workers compensation insurance and deposits with any Person, including with any supplier, public utility or Governmental Authority.

“Privacy Laws” means all applicable federal, provincial, municipal or other applicable laws or regulations of any Governmental Authority governing or regulating the collection, use or disclosure of Personal Information, as the same shall be amended, modified, restated or replaced from time to time; and decisions, reports or findings issued by any court, tribunal, regulator, commissioner or authority asserting jurisdiction over the same.

“Privacy Requirements” means (i) Privacy Laws; (ii) its publicly available privacy policy; and (iii) all applicable contractual obligations relating to the collection, storage, safeguarding, use and onward transfer of all Personal Information.

“Purchaser Employment Agreements” means the employment agreements entered into between the Purchaser and certain employees of Akerna Corp. identified by the Purchaser effective as of the Closing Time.

“Purchase Price” has the meaning set forth in Section 0.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnitees” has the meaning set forth in Section 9.2.

“Purchaser’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of the Chief Executive Officer of the Purchaser, after due inquiry.

“Related Party” has the meaning set forth in Section 3.21(b).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate of any Hazardous Substance into or through the Environment or as defined in any Environmental Law.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, lawyers, accountants and other agents of such Person.

“Review Period” has the meaning set forth in Section 2.4(c).

“Security Incident” means any unauthorized access or use of any of the Business Systems owned or controlled by the Corporation or any theft, loss of, unauthorized access to, unauthorized disclosure of, unauthorized use of, unauthorized modification of or damage to Business Data including where resulting from the failure to comply with Corporation’s security obligations hereunder, a failure to establish security safeguards to protect Business Data required by Privacy Laws or any access, use, modification, damage or disclosure of Business Data that is not permitted hereunder, and including any breach or suspected breach of security or security safeguards, cybersecurity events; as well as any event under any Privacy Laws which would require notice by the Corporation of the event to any person including any Governmental Authority or customer or to record any such event.

“Shares” means all of the issued and outstanding shares in the capital of the Corporation.

“Software” means all computer software (in object code or Source Code format), data and databases, and related documentation and materials.

“Source Code” means the human-readable form of a computer instruction, including related system documentation, applicable comments and procedural codes such as job control language.

“Straddle Period” means any Tax Period beginning before the Closing and ending after the Closing.

“Tax” or “Taxes” means all taxes, surtaxes, duties, levies, imposts, fees, assessments, reassessments, withholdings, dues and other charges of any nature, imposed or collected by any Governmental Authority, whether disputed or not, including federal, provincial, territorial, state, municipal and local, foreign and other income, franchise, capital, real property, personal property, withholding, payroll, health, transfer, value added, alternative, or add on minimum tax including GST/HST, sales, use, consumption, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, education, business, school, local improvement, development and occupation taxes, duties, levies, imposts, fees, assessments and withholdings and Canada Pension Plan and Québec Pension plan contributions, employment insurance premiums and all other taxes and similar governmental charges, levies or assessments of any kind whatsoever imposed by any Governmental Authority including any installment payments, interest, penalties or other additions associated therewith, whether or not disputed.

“Tax Act” means the Income Tax Act (Canada).

“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or Tax is required to be paid.

“Tax Return” means all reports, returns, information returns, claims for refunds, elections, designations, estimates, reports and other documents, including any schedule or attachments thereto, filed or required to be filed or supplied to any Governmental Authority in respect of Taxes and including any amendment thereof or attachment thereto.

“Taxes Payable” means all Taxes of the Corporation accrued in respect of any period, calculated on an accrual basis in accordance with IFRS and excluding future or deferred income taxes recorded for accounting purposes only.

“Taxes Receivable” means all Taxes receivable by the Corporation in respect of any period, calculated on an accrual basis in accordance with the Corporation’s existing accounting principles.

“Transaction” means the transaction contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, and such other agreements and documents referenced in Article 8.

“Transaction Expenses” means all consolidated fees, costs and expenses incurred by or on behalf of the Corporation (which, for greater certainty, excludes the expenses of the Vendor) in anticipation of, in connection with, or otherwise related to, the transactions contemplated by this Agreement.

“Vendor” has the meaning set forth in the preamble.

“Vendor Indemnitees” has the meaning set forth in Section 9.3.

“Vendor’s Knowledge” and any other similar knowledge qualification, means such knowledge as is actually known to, or which would have or should have come to the attention of the Vendor, or any director, manager or officer of Vendor after reasonable investigation.

“Parent’s Knowledge” and any other similar knowledge qualification, means such knowledge as is actually known to, or which would have or should have come to the attention of the Parent, or any director, manager or officer of Parent after reasonable investigation.

“Working Capital” means, at any date, the Current Assets less the Current Liabilities of the Corporation, calculated under US GAAP using the accounting principles applied on a consistent basis with prior fiscal years preceding the Closing Date.

SCHEDULE B

DISPUTE RESOLUTION PROCEDURE

1.	If the Purchaser and the Vendor are unable to resolve any Objection Notice within thirty (30) days after delivery of the Objection Notice, then the Purchaser and the Vendor shall engage the dispute resolution group of KPMG (the “Independent Accountant”), who shall, acting as experts and not as arbitrators, resolve the dispute set forth in the Objection Notice.

2.	The Purchaser and the Vendor shall instruct the Independent Accountant to consider only those items and amounts which are identified in the Objection Notice as being items which the Purchaser and the Vendor are unable to resolve. Further, the Independent Accountant’s determination shall be based solely on the written information provided by the Purchaser and the Vendor, which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review), and the Independent Accountant shall not conduct additional discovery in any form. The scope of the disputes to be resolved by the Independent Accountant shall be limited to whether the Purchaser’s calculation of the Final Cash Consideration was done in accordance with the terms of this Agreement, whether the accounting methods and procedures used to prepare the Final Cash Consideration were in accordance with IFRS, and whether there were mathematical errors in the calculation of the Final Cash Consideration, and the Independent Accountant shall not make any other determination.

3.	The Purchaser and the Vendor shall jointly instruct the Independent Accountant to make a determination, as soon as practicable within thirty (30) days (or such other time as the Purchaser and the Vendor shall agree in writing) after its engagement, as to (and only as to) the disputed items submitted to the Independent Accountant. All negotiations pursuant to this Schedule B shall be treated as confidential information, except that each party shall be entitled to disclose such negotiations to their Representatives. The Independent Accountant shall be bound by a mutually agreeable confidentiality agreement. The procedures of this Schedule B are exclusive and, except as set forth below, the determinations of the Independent Accountant shall be final and binding on the parties, absent manifest error. The decision of the Independent Accountant rendered pursuant to this Schedule B may be filed as a judgment in any court of competent jurisdiction. The fees, costs and expenses of the Independent Accountant shall be borne equally by the Purchaser, on the one hand, and the Vendor, on the other hand.